UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 24, 2013

XCEL BRANDS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-31553	76-0307819
(Commission File Number)	(IRS Employer Identification No.)
475 10th Avenue, 4th Floor, New York, NY (Address of Principal Executive Offices)	10018 (Zip Code)

(347) 727-2474

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On January 24, 2103, Amendment No. 1, dated as of December 17, 2012 (the “Amendment”), to the Amended and Restated Employment Agreement, dated as of February 21, 2012, by and among Xcel Brands, Inc., a Delaware corporation (the “Company”), and Robert W. D’Loren, Chairman and Chief Executive Officer of the Company, became effective. The Amendment was previously approved by the unanimous consent of the Company’s board of directors and the written consent of a majority of the Company’s stockholders.

Approval of the Amendment required the affirmative vote of the holders of a majority of the voting power of the Company. Stockholders holding at least a majority of the voting rights of the issued and outstanding common stock of the Company (the “Common Stock”) voted in favor of the Amendment and had sufficient voting power to approve such Amendment through their ownership of Common Stock. The Company has no class of voting stock outstanding other than the Common Stock. There were 7,399,979 shares of Common Stock issued and outstanding and each share of Common Stock was entitled to one vote. Accordingly, the votes or written consents of stockholders holding at least 3,699,990 shares of the Common Stock were necessary to implement the Amendment.

The following table lists the shares of Common Stock voted in favor of the Amendment and the percentage of the Common Stock issued and outstanding represented by such shares.

Stockholder	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Irrevocable Trust of Rose Dempsey	526,283	7.2%
Robert W D’Loren	697,932	9.5%
Isaac Mizrahi	1,428,049	19.5%
Marisa Gardini	500,744	6.8%
James F. Haran	314,400	4.3%
Seth Burroughs	256,360	3.5%
Lori Shea	78,910	1.1%
Total	3,802,678	51.9%

* Less than 1%.

Accordingly, at least a majority of the outstanding shares of Common Stock approved the Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

XCEL BRANDS, INC. (Registrant)

By:	/s/ James F. Haran
Name: James F. Haran Title: Chief Financial Officer

Date: January 24, 2013